EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement (Nos. 333-280588, 333-273626, 333-257512, 333-257511, 333-187663-01, 333-189290-01 and 333-167922-01) on Form S-8 of Xerox Holdings Corporation of our report dated February 5, 2025, relating to the consolidated financial statements of ITsavvy Acquisition Company, Inc., appearing in this Current Report on Form 8‑K/A.

/S/ RSM US LLP
Rockford, Illinois
February 5, 2025